Exhibit 10.3

TEMPORARY OCCUPATION AND RIGHT OF WAY AGREEMENT ABOUT THE MINE CONCESSIONS MENTION IN ATTACHMENT “A” THAT IS CELEBRATED BY MR. VICTORIO GUTIÉRREZ CÁRDENAS AND MRS. IRMA BAÑUELOS SERRATO (HERE AFTER “MR. VICTORIO AND MRS. IRMA”) AND THE COMPANY U.S. PRECIOUS METALS DE MÉXICO, S.A. DE C.V. (HERE AFTER “USPMM”, REPRESENTED BY ITS PRESIDENT MR. JOSÉ GARCÍA GRANADOS, GRANTING THE FOLLOWING RECITALS AND CLAUSES:

RECITALS

“MR. VICTORIO GUTIÉRREZ CÁRDENAS AND MRS. IRMA BAÑUELOS SERRATO” declare that:

I.

Are the owners of the properties where the Mine Concessions “Solidaridad” Title 220315, “Solidaridad III” Title 223444 and “La Ceiba” Title 223119, are located. To certify his property he shows the Property Deeds.

II.

The Property that referred to this Agreement, up to date are free of any obligation, tax charge or domain limitation; free of any legal controversy, legal action or demand of any nature; and free of any judicial effect of any contract or judicial act that might prevent, affect or forbid the celebration or accomplishment of the obligations establish in this Agreement.

“USPMM” declares that:

I.

Is a Mexican Company legally registered before the Ministry of Economy and the Ministry of Foreign Affaires, rule by the Mexican Laws according to Article 11 of the Mining Law, and the article 8 of the rule under the Public Deed number 15970, dated March 5th 2003, before the Notary Public number 91, of Estado de México, Lic. Ma. Guadalupe Pérez Palomino, and registered in the Commerce Register (Registro del Comercio) under the mercantile folio number 306255 dated June 26th 2003.

II.

That it is represented by Mr. José García Granados, under Public Deed number 15970, dated March 5th, 2003, before the Notary Public number 91, of the State of Mexico, Lic. Ma. Guadalupe Pérez Palomino, and registered under Mercantile Folio number 306255 dated June 26th, 2003, whose personality hasn’t been revoke or limited until this date.

III.	That is the owner of the Mine Concessions referred in Annex A.

IV.	That posses the legal capacity under the Mexican Laws to acquire as owner:
	a.	Mine Concessions located under the Mexican Republic Territory, according to article 11 of the Mining Law; and
	b.	Real State located outside the Constitutional restricted zone, according to article 10-A of the Law of Foreign Investments and article 8 of its Rules and Regulations.

V.

That the powers and authority granted to the person that represents the Company in this act, are enough to celebrate this Agreement on the name and representation of the Company; and such powers and representation hasn’t been revoke or modify to the date of the signature of this instrument. And

VI.	Is the exclusive creditor of the rights of exploration and exploitation and purchase option of the Mine Concessions.

Both Parties declares that:

I.	Is their wish to establish this Temporary Occupation and Right of Way Agreement, in which it will be established the terms and condition that will govern this Agreement.

II.

The present Agreement is celebrated according to the Laws of Mexican United States and specifically, according to the applicable content of the Law, Mining Law and its Rules and Regulations, and by the Federal Civil Code.

III.

The Parties manifest and mutually agreed that one portion of the land, covers the mining lots derived from the Mine Concessions and that MR. VICTORIO AND MRS. IRMA wishes to grant “USPMM”, and “USPMM” wishes to acquire from MR. VICTORIO AND MRS. IRMA the Rights of Temporary Occupation and Right of Way over such portion of land, with the objective of execute Mining Activities.

Due the late recitals and agreements mutually made by “THE PARTIES” in this instrument, “THE PARTIES” agrees to grant each other, the following:

CLAUSES

1.	Interpretation. The following terms will be interpreted as the definitions show below:

Mining Activities. - Means any job or work executed with the purpose of: a) Identify mineral deposits and mining reserve quantification to determine the economic feasibility of the investment recuperation; b) prepare and develop the area where the mineral deposit is located, in order to recuperate and extracted the Mineral Products, including, without been limitative, the following concepts:

a.

The Construction of any type of works, buildings and other exploration works (such as geological recognition, rock sampling, soil, sediments and minerals to do metallurgic tests; geological and geophysics mapping; trench and exploration operation support works construction; drilling, development and drilling of any kina; and tunnel, holes and mine galleries needed to identify the mineral deposits and/or to evaluate and quantify the mineral deposits located in the area where the Mine Concessions are located;

	b.	the access to the constitution of right of ways or the construction of ways necessary to execute the activities described in the late paragraph;
	c.	the utilization of waters and the to obtain of water concessions, including the installation of water pipes or electric cables and any other structure or building necessary to conduct water and power;

d.	the treatment, mining and processing of Mineral Products, in any of its stages, including, without been limitative, the recuperation or extraction by any means of such Mineral Products;
e.

the research of economic feasibility of the Mineral Products mining; the construction of a mine in the lot located in the land whose Rights of Occupation we are agreeing; the sale and marketing of the Mineral Products; and,

f.	The execution of any activity considered by “USPMM” as necessary, appropriated and incidental to the activities described before.

Appraisal. - Means the estimated amount of the Leasing calculated by Hectare that will be paid for the Use and Occupation of the Superficial Area in the “Lot of Mining Occupation”.

Company (or USPMM). - Means the Company US Precious Metals de México, S.A. de C.V.

Commission. - Means the Commission of National Real State Appraisals (Comisión de Avalúo de Bienes Nacionales) created by the Law of National Real State (Ley de Bienes Nacionales) to administer and do the appraisals of the Real States and Goods property of the Mexican Republic.

Mine Concessions. - Means the Mine Concessions of exploration and exploitation, and the mining lots attached to them, located in the Municipality of Carácuaro, State of Michoacán, México, owned by “USPMM” or under “USPMM” is creditor of the exclusive rights o exploration and purchase option described in Annex A of this instrument.

Agreement. - Means the present Agreement of Temporary Occupation and Right of Way, with its Annexes and documents that “THE PARTIES” are mutually notifying.

Rights of Occupation. - Means the exclusive right to use and occupy during the term of this Agreement, the land lot that is contain in the Lot of Mining Occupation, with the purpose of execute Mining Activities.

Lot Mining Occupation. - Means the lot of land that contains the mining lots stated by the Mine Concessions mention in this agreement; the Lot of Mining Occupation is the Legal objective of the Rights of Occupation.

Map of Land Certification. - Means the technical Map attached to this Agreement as Annex B, that has been approved by MR. VICTORIO AND MRS. IRMA; the Map of Land Certification describes the geographic location and perimeter of:

a.

The Lands, as they have been certified by the State of Michoacán Coordinator of the National Institute of Statistics, Geography and Information of Mexico (INEGI) (Coordinador de el Estado de Michoacán del Instituto Nacional de Estadística, Geografía e Información de México (INEGI)).

b.	The mining lots supported by the Mine Concessions, as they have been certified by the Mining General Direction of the Ministry of Economy of Mexico (with a superficial surface of 15,108 Hectares); and
c.	The Lot of Mining Occupation, as it is certified by MR. VICTORIO AND MRS. IRMA and “USPMM”.

Commercial Production. - Means the operation of the mine in the Lot of Mining Occupation or under a portion of it, but doesn’t include the mining with tests purposes or the mining performed in a pilot plant. It is considered that the Commercial Production has started on the first calendar day after 30 days during such period Mineral Products has been produced in the Lot of Mining Occupation at average capacity higher than 70%, related to the initial capacity assigned to the plant that was build in the Lot of Mining Occupation.

To better understand of The PARTIES, the late statement has to be understood as this. When the exploration works in the temporary occupation lot are finished, USPM will move to the exploitation stage, which will be communicated to MR. VICTORIO AND MRS. IRMA as soon as USPM gets the geological studies of exploration that determine that the mine will be productive, and both parties will agree on an increase of the Annual Rent or the buying offers will be analyzed by the Company.

Mineral Products. - Means the substances or minerals describe in article 4 of the Mining Law.

Yearly Rent. - Means the rent established to be pay for each period of twelve months calendar by “USPMM” to MR. VICTORIO AND MRS. IRMA for the use and occupation of the Lot of Mining Occupation; according to article 58, paragraph 3, of the Rules and Regulations of the Mining Law, the Annual Rent will be adjusted applying the Pricing Index of the last twelve calendar months before the date when the rent is eligible. “USPMM” will pay the Annual Rent in 2 periods in a semester basis.

Term of Occupation. - Means the term of this Agreement established in clause 4.0.

Lands. - Means the portion of The Lands owns by MR. VICTORIO AND MRS. IRMA that have been assigned for a Temporary Occupation.

2.

Occupation. In this act, MR. VICTORIO AND MRS. IRMA grant “USPMM” and “USPMM” acquires from MR. VICTORIO AND MRS. IRMA, the Rights of Occupation under the Lot of Mining Occupation, in order for “USPMM” to perform Mining Activities. The Lot of Mining Occupation agreed, whose location and perimeter can be appreciated in Exhibit B of this Agreement.

3.

Rights. - The Rights of Occupation granted through the present act that includes, without limitation, the rights of “USPMM” to execute the Mining Activities under the Lot of Mining Occupation, according to the terms and conditions stated in this Agreement.

4.

Term. - The term of this Contract will be equal to the term of all and each Mine Concessions involved. Such term will be obligatory for MR. VICTORIO AND MRS. IRMA and discretional to “USPMM”. “USPMM” might unilaterally end this Contract through a writing notification addressed to MR. VICTORIO AND MRS. IRMA

5.

Rent. - “USPMM” will pay MR. VICTORIO AND MRS. IRMA an Annual Rent as a compensation for to the transmission of the Occupation Rights. The Annual Rent will be $62,400.00 (sixty two thousand four hundred Mexican pesos) and will be paid on a Semester basis, each payment will be $31,200.00 (Thirty thousand two hundred Mexican pesos) plus Value Added Tax. These payments will be done during the first five (5) days of the month, starting on the date of this Agreement signature.:

5.1. MR. VICTORIO AND MRS. IRMA will deliver to USPMM his receipt or invoice that complied with all fiscal requirements, for the amount stated in paragraph 5. For clarification purposes, this annual rent will be enough for MR. VICTORIO AND MRS. IRMA to pay personal taxes and Value Added Tax, remaining a monthly net income of $5,000.00 (five thousand Mexican pesos), MR. VICTORIO AND MRS. IRMA will take care of his fiscal obligations derived from this payment, liberating USPMM of any responsibility derived from this case.

5.2. If it necessary, USPMM, on its cost and before to the notification of Commercial Production initiation, will request and will obtain from the Commission, the appraisal. A certify copy of this appraisal will be attached to the notification of Commercial Production initiation. Such measure only will applied to the case when both PARTIES would reach an agreement about the Annual Rent fixation.

6.

“USPMM” Obligations. - During the performance of Mining Activities in the Lot of Mining Occupation, “USPMM”, its workers and contractors must to comply with the mining, labor and environmental protection legislation.

6.1. “USPMM”, its workers and representatives will be responsible of any sanction, fine or sentence issued by competent authority in regard to any act performed in violation or in contravention of the mining, labor and environmental protection legislation applicable to the Mining Activities executed in the Lot of Mining Occupation after the date when this Contract of Temporary Occupation is signed.

6.2. “USPMM”, its workers and representatives agree to indemnify the Lands to MR. VICTORIO AND MRS. IRMA for any loss, responsibility, accusation, demand or fine that might take place or quantified against MR. VICTORIO AND MRS. IRMA in regard to any act performed in violation or in contravention to the Mining Legislation, Labor Legislation and in the matter of environmental protection Legislation applicable to the Mine Activities performed in the Occupation Mining Lot after the signature of this Contract of Temporary Occupation.

6.3. In regard with the execution of Mining Activities to be perform in the Mining Occupation Lot, “USPMM” will be the sole responsible to request and obtain from the competent authorities, all the permits, authorizations, concessions and favorable resolutions or grant the communications ordered by Law, that allow “USPMM” to:

	a.	Perform Mining Activities according to the Environmental Impact Study that will be presented to the Authorities, complying with the normativity in the matter of environmental protection;
	b.	To build, operate or maintain any kind of mills, benefit plant, structure or edification, and its components, that are necessary or required by “USPMM” to perform the Mining Activities;
	c.	To consume or use water, coming or not from mines, or dispose residual waters, according with the normativity in the matter of environmental protection; and,
	d.	Use, consume, purchase or stoke explosives in accordance to the General Law of Fire Arms and Explosives (Ley General de Armas de Fuego y Explosivos).

6.4. “USPMM” will have to restore and refurbish any loss or damage that might cause to the soil or subsoil of the area established by the Mining Occupation Lot as a result of the execution and conclusion of the Mining Activities, as it is ordered by the legislation applicable in the matter of environmental protection.

6.5. Once the term of this Contract is over and under a term no longer than two years after the date this Contract ends, “USPMM” will have to remove from the Mining Occupation Lot all the goods of its property, including equipments, machinery, tools or any device used during the performance or in the conclusion of the Mining Activities.

7.

MR. VICTORIO AND MRS. IRMA Obligations. MR. VICTORIO AND MRS. IRMA will be responsible of any sanction, fine or sentence issued by competent authority in regard to any act performed in violation or contravention to the mining, labor and environmental protection legislation applicable to the Mining Activities executed in the Lot of Mining Occupation before the date when this Contract of Temporary Occupation is signed.

7.1. MR. VICTORIO AND MRS. IRMA agree to indemnify and protect “USPMM” of any loss, responsibility, accusation, demand or fine that might take place or quantified against “USPMM”, its workers or representative in regard to any act executed to any act performed in violation or in contravention to the Mining Legislation, Labor Legislation and in the matter of environmental protection Legislation applicable to the Mine Activities performed in the Occupation Mining Lot before the signature of this Contract of Temporary Occupation.

7.2. MR. VICTORIO AND MRS. IRMA in the present Act, authorize and grant enough powers to “USPMM” to request and obtain, under its own name and representation, any permit, authorization, concession or favorable resolution (including, without been limitative, the ounces described in clause 6.3) that are considered by “USPMM” as necessary and prudent for the execution according to the right of the Mining Activities in the Mining Occupation Lot.

7.3. In agreement with clause 7.2. and the applicable depositions established in the Federal Law of Water (Ley Federal de Agua), MR. VICTORIO AND MRS. IRMA authorize and grant “USPMM” enough powers to request on its own name and to obtain from the National Water Commission (Comisión Nacional del Agua) any water concession over the rivers located in the Mining Occupation Lot, that in the opinion of “USPMM” is or will be necessary, required or prudent for the performance of the Mining Activities. The present Contract shows the consent of Mr. VICTORIO to authorize “USPMM” to perform the acts depicted in this clause.

7.4. In reference to clause 7.2. and applicable dispositions of the Forest Law and its Rules (Ley Forestal y su Reglamento) and the General Law of Ecological and Environmental Protection and its Rules (Ley General de Protección Ecológica y Medio Ambiente y su Reglamento), MR. VICTORIO AND MRS. IRMA authorize “USPMM” in this Act and grants enough powers to “USPMM” to obtain in its own name and representation the following:

a.

Any authorization or permit requested by the law to justify any change a proportion of the Temporary Occupation Mining Lot in order to change the use of soil of forest to use of soil for Mining Activities of exploration and/or exploitation;

	b.	The approval of any technical study of environmental impact that will be prepared in order to perform Mining Activities.

8.

Relationship. - The Parties recognize and agree that there is any labor relationship between the workers or contractors from one party to the other; and the Parties expressible agree that each party will individually assume any responsibility or obligation imposed by the Labor or Fiscal Legislation in regard to their own workers and contractors. Both parties agree to maintain the other party free and save of any claim, demand, lawsuit or complaint that might rise against them by the workers, employees or contractors of the other party before any administrative or judicial authority.

9.

Access. - Subject to what is establish in clause 9.1., MR. VICTORIO AND MRS. IRMA will have during the term of the present Contract, access to the superficial area of the Occupation Mining lot. The parties recognize that the Mining Activities by nature are dangerous, because of this, the access will be on MR. VICTORIO AND MRS. IRMA own risk, and this apply to his representatives or his and their relatives, that access such lot and such access in any form will interrupt, prevent or delay the performance of the Mining Activities. “USPMM”, its members of the board, its workers, agents or contractors will not be responsible of any damage, expense, injury or prejudice occurred to MR. VICTORIO AND MRS. IRMA, his representatives or his and their relatives, or to is property, when such damage, expense, injury or prejudice occur in the moment when such persons are in the Mining Occupation Lot or as a result of the execution of Mining Activities.

9.1. MR. VICTORIO AND MRS. IRMA, his representatives and his or their relatives will require a writing permit from “USPMM” to pas through and/or remain in any portion of the area of the Occupation Mining Lot where the Mining Activities has been, are or will be performed and inside a radio of one hundred (100) meters of such perimeter.

9.2. MR. VICTORIO AND MRS. IRMA will procure and will execute any necessary act to supply and maintain the total access for “USPMM, its representatives and contractors to the area occupied by the Occupation Mining Lot, according to what is been agreeing in this instrument. In the case that such access is restricted, limited or in any form stopped by a person or an object, including any representative of MR. VICTORIO AND MRS. IRMA and/or his or their relatives, MR. VICTORIO AND MRS. IRMA must immediately, but in any case under a 5 natural day term after the expressed request from “USPMM”, to perform any necessary act, required and prudent to comply with his obligations stated in the present Contract, including the liberation of the Occupation Mining Lot with any necessary legal actions, from any person or object that in the opinion of “USPMM” is or will be limiting, restringing or preventing the total access to “USPMM” to the area of the Occupation Mining Lot.

10.

Right of Preference. - MR. VICTORIO AND MRS. IRMA grant “USPMM”, and “USPMM acquire from MR. VICTORIO AND MRS. IRMA, the right of preference to acquire in first place, and in the same sell terms and conditions, the property rights of property upon the surface of the Occupation Mining Lot.

10.1. In the case that MR. VICTORIO AND MRS. IRMA decide to alienate or transmit by any way the ownership of the area of the Temporary Occupation Mining Lot or any piece of it, or if he have receive any legitimate purchase offer upon such rights, he has the obligation to notify “USPMM” by writing under a term of ten natural days start counting from the date when this decision is taken or when they receive the purchase offer, informing “USPMM” the terms and conditions how the rights will be sell or purchase.

10.2. “USPMM” will have a term of Sixty natural days, start counting the date of the notification reception, to express his intention to partially or totally purchase the ownership of the offered rights for sell or buy, as is the case.

10.3. Once this term occurs without the exercise the right of preference, either “USPMM” in the terms established in the late paragraph, MR. VICTORIO AND MRS. IRMA will be able to freely transmit the rights ownership, just in the case that the sale terms and conditions are the once expressed in the notification sent to “USPMM”.

10.4. If under the term established in clause 10.2. “USPMM” notify MR. VICTORIO AND MRS. IRMA about its buying decision, in the indicated terms and conditions established in the corresponding notification, the pretended sale rights or the ones offered to buy, according to the case, the parties will celebrate and sign a Sale and Buy Contract to transmit the ownership of such rights to “USPMM”, under a term of ten natural days after such notification.

10.5. If according to clause 10.3. MR. VICTORIO AND MRS. IRMA, their inheritors or grantees sell or transmit in any time the ownership of any portion of the Occupation Mining Lot, the present Contract will continue and will be applicable to the remainder portion in the terms established in Clause 4. Any grantee, buyer or acquirer of such rights must exclusively assume the obligation to comply with all and each of the terms and conditions stated in the present Contract. This obligation will start in the moment that this act is celebrated (with MR. VICTORIO AND MRS. IRMA, his inheritors or grantees in the case that it is a partial sell, grantee or transmission).

11.

Grant. - “USPMM”, its successors or grantees will have the right to grant or transmit to another person or company, under its absolute discretion, all or some of the rights and/or obligations stated in this Contract.

11.1. The present Contract is constancy and evidence of the authorization granted by MR. VICTORIO AND MRS. IRMA to “USPMM”, its successors and grantees, that under its absolute discretion they will have the right to grant or transmit to any person or company all or some of the rights and/or obligations stated in this Contract. The parties agree that it will not be required an additional contentment or approval from MR. VICTORIO AND MRS. IRMA to execute the rights granted in this clause.

12.	Limitations. - The parties will act in good faith and will cooperate in all aspects related to this Contracts, and it will be understand that:
	a.	Such relation will not impose to any of the parties, any additional obligation or responsibility resides the once already agree in this Contract;
	b.	The present Contract will not constitute or create any association or partnership between the parties, and,
c.

Non of the parties will have authority to act or assume any obligation or responsibility on the name, on behalf, or representation of the other party, with the exception of what is stipulated in the instrument.

13.	Termination. - The term of the present contract will end due to the following causes:
	a.	Dissolution or liquidation of “USPMM”;
	b.	Ending of the Term of Occupation;
c.

If “USPMM” acquires the ownership of the area of the Mining Occupation Lot; if “USPMM” just acquire a portion of such area, the present Contract will continue to apply in the rest of the area of the Mining Occupation Lot;

d.

When “USPMM” deliver Mr. VICTORIO the notification of termination of the present Contract according to what is stated in Clause 4; “USPMM” will not be oblige to justify, probe or demonstrate the cause or reason that motivate the issuing of such ending notification;

	e.	The declaration through executory sentence of the nullity, cancellation or termination of the Rights derived from the Mine Concessions;
f.

The declaration of ending through executory sentence of the exclusive rights of exploration or exploitation and purchase option acquired by “USPMM” related to the Mine Concessions, except when such termination is produce by the acquisition of the ownership of any Mine Concession by “USPMM”; and,

	g.	By a mutual agreement signed by both parties.

14.

Applicable Laws and Courts. - The present Contract will be interpreter and will be regulated by the applicable dispositions of the Law, the Mining Law and its Rules, the Code of Commerce and the Civil Code of the State of Michoacán. The parties will be submitted to the competence of the State and Federal Courts of Mexico City (Distrito Federal) for any case of conflict or interpretation of the present Contract or concerning any part stipulated on it both PARTIES stipulate as an exception that in the case of interpretation or conflict it will be approved to use the State or Federal Courts of the State of Michoacan, in case that it wouldn’t be possible a solution, it will be presented in the initially mentioned Courts in Mexico City.

15.

Force Majeure. - The Monthly Rent payment obligation will be suspended when the execution of the Mining Activities is interrupted, stop, prevent or delay by causes of Force Majeure. Such demand will be suspended during the time that the Cause de Force Majeure last. In the case of the existence of a cause of Force Majeure, the payment terms of the suspended obligation will be forward by the same number of days that lasted the cause of Force Majeure.

15.1. The parties recognize as cause of Force Majeure the following: all natural facts, fortuitous or from the human been, such as earthquakes, floods, volcano eruption, hurricanes, fires, storms, accidents, dry seasons, collapses, revolts, riots, rebellions, revolutions, wars, strikes, liberty illegal privation, acts of authority, access impossibility or obstacles to the Occupation Mining Lot and in general, any other fact or act outside the will of the parties that stop or delay the execution of the Mining Activities.

15.2. In the case that it exist a cause of Force Majeure, “USPMM” will notify Mr.VICTORIO as soon as possible and will inform him the approximate term that the Monthly Rent payment suspension will last. Once the cause of Force Majeure is over, “USPMM” will notify MR. VICTORIO AND MRS. IRMA and will proceed to comply as soon as possible with its suspended obligations.

16.

Communications and Notifications. - All communications and notifications that have to be done between the parties, as a result of the application of the present contract, including any summon or notification required in a judicial procedure, must be in writing and delivered personally or send by any communication medium that assure the efficient reception or notification, and will have to be address to the parties address that correspond to the last address manifested in this Contract, which until today are:

MR. VICTORIO AND	“USPMM”
MRS. IRMA	US Precious Metals de México S.A. de C.V.
Domicilio Conocido	Culiacán No. 17-602
Rancho “La Sábila”	Col. Hipódromo Condesa
Municipio de Carácuaro	Delegación Cuauhtemoc
Estado de Michoacán	Distrito Federa, C.P. 06170
México	México

17.	Successors and Inheritors. - The present Contract obliges and benefits MR. VICTORIO AND MRS. IRMA and “USPMM”, as well as their successors and inheritors.

18.

Total agreement between The Parties. - The present Contract, Exhibits A, B and C that are part of it and the documents that will be notified between The Parties, contains the total agreement of The Parties related to its objective, and because of it, this Contract cancels and invalid any other Contract, Agreement or Letter of Intention, either orally express or write, that both Parties would have celebrate related to such objective.

Once this Contract was read by the Parties that intervene and once the Parties acknowledge its scope and legal force, they sign in the City of Morelia, from the State of Michoacán at 11:00 hours the Month of August, day 20 of the year 2007.

MR. VICTORIO AND LA MRS. IRMA

__________________________________

MR. VICTORIO GUTIERREZ CARDENAS

__________________________________

MRS. IRMA BANUELOS SERRATO

“USPMM”
US PRECIOUS METALS DE MEXICO S.A. DE C.V.

______________________________________

SR. JOSE GARCIA GRANADOS
PRESIDENT OF US PRECIOUS METALS DE MEXICO S.A. DE C.V.

EXHIBIT A

LIST OF MINE CONCESSIONS

Lot	Títle	Class Exploration or Exploitation	Surface Hectares	Concesión Termination day

SOLIDARIDAD	220315	Exploitation	174.541	July 11th, 2004
SOLIDARIDAD III	223444	Exploitation	294.062	December 14th, 2004
LA CEIBA	223119	Exploration	921.3201	October 19th, 2004
SOLIDARIDAD II	220503	Exploration	2162.2311	August 14th, 2003
SOLIDARIDAD II-A	220504	Exploration	1.4544	August 14th, 2003
SOLIDARIDAD II-B	220505	Exploration	0.0072	August 14th, 2003
SOLIDARIDAD IV	220612	Exploration	149.4244	September 4th, 2003
LA SABILA	227272	Exploration	11405.000	June 31th, 2006

EHIBIT B

MAP OF LAND CERTIFICATION

(Shows the Surface that is covered by the Mine Concession and shows the surface the will occupied the Occupation Mining Lot).

EXHIBIT C

CONTRACT ENGLISH VERSION